                                                    EXHIBIT 99.1

The CATO Corporation

                                                                                                                                       NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                                           CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO EXPANDS BOARD OF DIRECTORS, ADDS DR. PAMELA DAVIES

Queens University of Charlotte president brings business background and retail expertise

CHARLOTTE, N.C., (March 1, 2018) – Women’s fashion retailer Cato Corporation (NYSE: CATO) today announced the expansion of its Board of Directors from seven to eight members with the appointment of Dr. Pamela Davies, president of Queens University of Charlotte.

Davies has served as president of Queens since 2002 and previously was the dean of the McColl School of Business.  Under her leadership, the school’s endowment has grown from $30 million to $150 million, and Davies spearheaded the creation of four academic units – the Knight School of Communication, Presbyterian School of Nursing, Blair College of Health and Cato School of Education.

Davies currently serves on the boards of Sonoco Products, Inc., Atrium Health and the YMCA of the USA.  She has previously served on the boards of Family Dollar and the Charlotte Chamber.

“Pamela is the perfect fit for Cato and brings a wealth of knowledge and strong business background, having served on boards of retail and other publicly traded companies,” said John Cato, the company’s chairman, president and chief executive officer.  “Her background in business education and success in growing Queens University will introduce fresh ideas and additional perspective to our boardroom.”

Davies’ appointment is effective April 1, 2018.  She will join Cato’s Compensation Committee as well as the Corporate Governance and Nominating Committee.

“I am delighted to join a company with such a strong track record and vision for growth in a rapidly changing industry,” said Davies.  “Cato’s healthy balance sheet and initiatives in e-commerce, fashion design and product sourcing should promote the company’s future growth and continued success.”

With more than 1,300 stores in 33 states, Cato is the fashion authority for on-trend merchandise at everyday low prices and focuses on delivering excellence in fit, quality, fabrics and selection.

About Cato Corporation

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, "Cato," "Versona" and "It's Fashion."  The Company's Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It's Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.